Exhibit 99.(n)

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 1, 2024, with respect to the financial statements of Eagle Point Defensive Income Trust, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York
August 9, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.